Exhibit 99.1

NEWS STORY FOR COMMONWEALTH BANKSHARES

February 25, 2004

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Record Earnings for Year-End 2003

Commonwealth Bankshares, Inc. (NASDAQ: CWBS) today reported record year-end earnings of $2,542,491, an increase of $868,304 or 51.86% over the $1,674,187 reported for 2002. Diluted earnings per share was a record $1.03, up 41.10% from $0.73 reported in 2002. Net income for the fourth quarter of 2003 was $452 thousand, a decrease of $143 thousand over the 2002 fourth quarter earnings of $595 thousand. Diluted earnings per share of $0.19 for the fourth quarter decreased from $0.31 over the comparable period in 2002.

The Corporation’s strong earnings produced a return on average equity for the year of 14.75% up 26.18% from 11.69% in 2002. Return on average assets was 0.91% for year-end 2003 up 30.00% or 0.21 basis points compared to 2002.

Net interest income for the twelve months ending December 31, 2003 reached $10.99 million, an increase of $2.41 million or 28.12% over the comparable period of 2002. Net interest income for the fourth quarter reached $2.75 million, up 8.27% over the fourth quarter of 2002. Increases in average earning assets reduced the impact of lower interest rates earned on these assets, while growth in non-interest bearing demand deposits combined with lower interest rates on interest bearing deposits contributed to reduced funding costs. As a result, the Corporation’s net interest margin on a tax equivalent basis increased to 4.23% for the year ended December 31, 2003 from 3.90% in 2002. The increase was due primarily to a 25.40% increase in the Corporation’s average loans from December 31, 2002 to December 31, 2003, as well as a 20.26% decline in the overall rates paid on the Corporation’s interest bearing liabilities from 4.59% for the year ended December 31, 2002 to 3.66% for the year ended December 31, 2003.

Total assets as of December 31, 2003, grew to a record $318.30 million, up 24.08% over the $256.51 million reported a year earlier. Loans rose to a new high of $287.08 million, a 27.68 % increase over the $224.85 million reported at December 31, 2002.

Total shareholders’ equity increased $3.75 million or 24.25% to a record $19.19 million at December 31, 2003 compared with $15.44 million at December 31, 2002. Book value per share grew to $10.16 as of December 31, 2003 compared with $8.97 as of December 31, 2002.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, “We are pleased with the Corporation’s strong earnings and balance sheet growth for 2003, while maintaining good asset quality.”

Commonwealth Bankshares, Inc. is the parent company of Bank of the Commonwealth, a full-service community bank headquartered in Norfolk, VA with nine branches and 17 ATM’s serving the Hampton Roads Community. Bank of the Commonwealth is the parent company of BOC Insurance Agencies of Hampton Roads, Inc. and BOC Title of Hampton Roads, Inc.

02/25/2004

Contact: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, And Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904, or ewoodard@bocmail.net/ Web Site: http://bankofthecommonwealth.com/

This press release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Commonwealth Bankshares, Inc. and Subsidiaries

Selected Financial Information

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
	(Dollars in Thousands)		(Dollars in Thousands)
Operating Results

Total Interest Income	$4,843	$4,674	$19,364	$17,632
Net Interest Income	2,748	2,538	10,985	8,574
Provision for Loan Losses	150	120	525	419
Net Income	452	595	2,542	1,674

Per Share Data

Basic Earnings per Share	0.24	0.35	1.44	0.98
Diluted Earnings per Share	0.19	0.31	1.03	0.73
Shares Outstanding	1,884,624	1,721,621	1,884,624	1,721,621
Average Basic Shares Outstanding	1,872,020	1,714,300	1,771,556	1,708,698
Average Diluted Shares Outstanding	2,823,423	2,818,883	2,824,703	2,816,968
Book Value per Share	—	—	10.16	8.97

	December 31, 2003	December 31, 2002	% of Change
	(Dollars in Thousands)
Year-End Balances

Securities	$14,829	$17,201	(13.79)%
Gross Loans	287,083	224,846	27.68%
Allowance for loan losses	2,503	2,335	7.19%
Premises & Equipment	5,354	5,814	(7.91)%
Total Assets	318,295	256,514	24.08%
Total Deposits	250,658	228,087	9.90%
Shareholder Equity	19,191	15,445	24.25%

	Twelve Months Ended
	December 31, 2003	December 31, 2002
Ratios

Return on Average Assets	0.91%	0.70%
Return on Average Equity	14.75%	11.69%
Net Interest Margin	4.23%	3.90%